Exhibit 16.1

April 26, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  Genprex, Inc. Changes in Registrant’s Certifying Accountant

We have read the statements made by Genprex, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A of the Company dated April 27, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements in paragraphs 4 and 5 therein.

Sincerely,

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida